Item 77-M - Mergers

On February 27, 2014, the Boards of Directors of Helios Advantage Income Fund, Inc. ("HAV"), Helios
High Income Fund, Inc. ("HIH"), Helios Multi-Sector High Income Fund, Inc. ("HMH") and Helios Strategic
Income Fund, Inc. ("HSA") approved Agreements and Plans of Reorganizations providing for, among other things, the transfer of the assets and liabilities of HAV, HIH, HMH and HSA into the Fund. On July
18, 2014, the stockholders of HAV, HIH, HMH and HSA approved the Agreements and Plans of
Reorganization and the stockholders of the Fund approved the issuance of new shares. The reorganizations of each of HAV, HIH, HMH and HSA into the Fund were effective as of the opening of business of the New York Stock Exchange on August 13, 2014. The increase in the net assets to the
Fund resulting from the mergers with HAV, HIH, HMH and HSA amounted to $194,513,281.

Prior to the opening of business of the New York Stock Exchange on August 13, 2014, pursuant to
Agreements and Plans of Reorganization previously approved by the Funds' Board of Directors, all of the assets and liabilities of the Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios
Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. were transferred to the
Brookfield High Income Fund Inc. in exchange for corresponding shares of the Brookfield High Income
Fund Inc. of equal value. The purpose of the transaction was to combine five funds with comparable investment objectives and strategies. The number of Brookfield High Income Fund Inc. shares issued were 5,870,084, 4,154,155, 4,655,945 and 4,004,678 for Helios Advantage Income Fund, Inc., Helios
High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund,
Inc., respectively. The net asset value of the Brookfield High Income Fund Inc. shares prior to the opening of business on August 13, 2014, after the reorganization was completed was $10.41, and a total of
18,684,862 shares were issued to stockholders of the Helios Advantage Income Fund, Inc., Helios
High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund,
Inc. in the exchange. The exchange was a tax-free event to Helios Advantage Income Fund, Inc., Helios
High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund,
Inc. stockholders. For financial reporting purposes, assets received and shares issued by the Brookfield
High Income Fund Inc. were recorded at fair value; however the cost basis of investments received from
Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income
Fund, Inc. and Helios Strategic Income Fund, Inc. were carried forward to align ongoing reporting of the
Brookfield High Income Fund Inc.'s realized and unrealized gains and losses with amounts distributable to stockholders for tax purposes.

The components of net assets immediately before the acquisition were as follows:

                                                Distributions
                                                in excess of                            Net
                                                net investment  Accumulated net      unrealized
Fund                            Capital stock   income          realized loss       appreciation       Net Assets
--------------------------------------------------------------------------------------------------------------------
Helios Advantage Income        $ 455,830,525    $ (541,607)    $ (397,255,387)       $ 3,078,298     $ 61,111,829
Fund, Inc.
Helios High Income Fund,         338,166,815      (387,519)      (296,636,258)         2,100,449       43,243,487
Inc.
Helios Multi-Sector High         493,895,301      (452,857)      (447,428,682)         2,455,753       48,469,515
Income Fund, Inc.
Helios Strategic Income          402,153,537      (106,175)      (362,982,710)         2,623,798       41,688,450
Fund, Inc.
                            ----------------------------------------------------------------------------------------

                               1,690,046,178    (1,488,158)    (1,504,303,037)*       10,258,298      194,513,281

Brookfield High Income            75,800,014      (494,816)        (7,260,341)         3,239,964       71,284,821
Fund Inc.
                            ----------------------------------------------------------------------------------------
Total                         $1,765,846,192   $(1,982,974)   $(1,511,563,378)       $13,498,262     $265,798,102

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* Due to rules under section 381 and 382 of the internal revenue code, the combined fund would only be able to utilize
$19,126,355 of these losses and the losses would be limited to $6,107,716 each year ($6,910,923 in the first short year) over the next 3 years. The combined fund may not utilize the remaining $1,485,176,682. These amounts are estimates and will be determined at the end of the Fund's current fiscal year.

Assuming the acquisition of Helios Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios
Multi-Sector High Income Fund, Inc. and Helios Strategic Income Fund, Inc. had been completed on July
1, 2014, the combined Funds' pro forma results in the Statement of Operations during the three months ended September 30, 2014 would be as follows:
                                                                Net realized            Net increase
                                        Net                     and unrealized          (decrease) in net
                                        investment              gain (loss) on          assets resulting
Fund                                    income                  investments             from operations
-----------------------------------------------------------------------------------------------------------
Helios Advantage Income Fund, Inc.      $  340,970              $  (177,160)            $   163,810
Helios High Income Fund, Inc.              240,772                 (355,243)               (114,471)
Helios Multi-Sector High Income            254,906                   78,008                 332,914
Fund, Inc.
Helios Strategic Income Fund, Inc.         184,473                 (207,951)                (23,478)
Brookfield High Income Fund Inc.         3,555,809               (9,034,121)             (5,478,312)
                                      ---------------------------------------------------------------------
Total                                   $4,576,930*             $(9,696,467)*           $(5,119,537)*

* As reported in the Fund's Statement of Operations plus the pre-merger balances of Helios
Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund,
Inc. and Helios Strategic Income Fund, Inc.

Because the combined Funds have been managed as a single integrated Fund since the acquisition was completed, it is not practicable to separate the amounts of income and expenses for the Helios
Advantage Income Fund, Inc., Helios High Income Fund, Inc., Helios Multi-Sector High Income Fund, Inc.
and Helios Strategic Income Fund, Inc. that have been included in the Brookfield High Income Fund Inc.'s
Statement of Operations since August 13, 2014.